Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2 Hims & Hers Q1 2024

Key Financial Highlights Q1 2024 Q1 2023 Growth Revenue $278.2M $190.8M 46% YoY Net Income (Loss) $11.1M $(10.1)M Adj. EBITDA* $32.3M $6.1M 434% YoY Operating Cash Flow $25.8M $9.5M 172% YoY Free Cash Flow* $11.9M $7.0M 70% YoY Subscribers1 (End of Period) 1.7M 1.2M 41% YoY Monthly Online Revenue per Avg. Subscriber1 $55 $55 - * This is a non-GAAP financial measure. Please refer to pages 25 - 28 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Refer to pages 18-19 for definitions for Subscribers and Monthly Online Revenue per Average Subscriber. 3 Hims & Hers Q1 2024

Q1 2024 Letter to Our Shareholders Our first quarter results signify an exceptional start to 2024. The momentum we cultivated in 2023 continues to build and it’s truly rewarding to witness the strides we're making in fulfilling our commitment to help the world feel great through the power of better health. This progress is being fueled by a resounding commitment to high-quality, personalized solutions across each of our core specialties. Demand for Personalized Solutions Continues to be Robust Demand for these personalized solutions has never been stronger. In the first quarter, we added a record 172k net new subscribers, while simultaneously achieving substantial marketing leverage. We believe our ability to attract customers to our platform in an increasingly efficient manner is primarily being driven by the ongoing evolution of our personalized solutions, as well as escalating consumer awareness and trust in the Hims & Hers brand. We are making strategic investments in broadening the range of differentiated offerings available on our platform. This means an expanding portfolio of personalized solutions at attractive price points, which consumers are increasingly discovering through organic channels. We are also finding that consumers are expressing more satisfaction with personalized solutions relative to generic alternatives across many of our specialties, resulting in stronger retention. These offerings tackle common consumer challenges by allowing providers to adjust dosages to help mitigate side effects, using unique form factors to improve adherence, and offering solutions that address multiple conditions simultaneously. At the end of the quarter, over 35% of our subscribers were opting for a personalized 4 Hims & Hers Q1 2024 solution. We anticipate that continued innovation, such as our recent launch of Sex Rx + Climax Control, will further improve this trend by catering to diverse customer needs through multi-action treatments. This year, we will continue to expand our range of personalized solutions in both established and newer specialties. In areas like Weight Loss and Dermatology, we aim to enhance the customer experience with more user-friendly form factors and eventually, a broader selection of multi-action offerings. Just as with Hard Mints and Heart Health, our upcoming offerings will address various customer needs and use cases across demographics through tailored treatments. Our Brand is a Fundamental Differentiator and Driver of our Success In addition to our growing array of products and services, we understand the increasing importance of consumer recognition for our brand and mission in driving our success. Our ambition over the next few years is for the Hims & Hers brands to be synonymous with high-quality, personalized solutions. In recent years, we have focused on increasing consumer familiarity with our brand through multiple channels. These endeavors have not been solely aimed at immediate user acquisition; rather, they focus on raising awareness of our brands and capabilities early in an individual’s journey, sometimes even before those journeys formally begin. Early on, this included offering compelling over-the-counter products through our retail partners to drive awareness of our brand across a given specialty. This quarter, we were pleased to see adoption of our new hair color line gain substantial traction and shelf space across many of our retail partners. More recently, a significant part of this investment has been a large effort to scale our presence across TV and other media channels. Our campaigns have been carefully designed to raise awareness of our brands by appearing in key cultural moments. We believe the breadth of specialties that we address uniquely positions us to reach users earlier in their journey with a given condition in an efficient manner. Our offline strategy has continued to mature since we piloted our first campaign during the 2022 NBA Finals. Since that launch, our brands have consistently appeared during NFL primetime and playoff games, popular TV programs like "Keeping Up with the Kardashians" and "The Bachelorette," and most recently, a new feature aired throughout March Madness. These efforts have started to compound, and we expect to see this effect drive incremental benefits well into the future. 5 Hims & Hers Q1 2024

6 Hims & Hers Q1 2024

We are Proving that Growth and Marketing Leverage can Co-exist The combination of a compelling suite of solutions backed by a strong brand is enabling us to drive robust growth, while gaining leverage on each dollar that we spend. This dynamic is increasingly visible as more customers actively seek out our platform either by visiting our website directly or through other cost-effective channels. Consumers have long recognized the value and benefits our platform provides: ● Convenience has always been paramount to our platform. We offer easy access to a wide range of healthcare services from the comfort of your home, ensuring users can access medical expertise whenever they need it, fostering trust and reliability in our brand. ● Access to care is facilitated by a variety of technology tools that streamline the healthcare experience. Our platform enables users to typically reach a provider and address their concerns in less than 24 hours, as opposed to weeks or in some instances months in the traditional health care settings. ● A simple and straightforwardmonthly price ensures customers know exactly what they are paying for and eliminates hidden fees and reimbursement uncertainties that have become commonplace in the traditional healthcare system. Across several of our specialties, we have observed that when the above factors are combined with unique products personalized to individual consumer needs at affordable prices, conversion and retention dynamics materially improve from what was already a solid position. As the number of users with a personalized product on the platform continues to increase, we expect that we will be able to more efficiently acquire a user base with a higher lifetime value to the platform. The efficiency gains and growth in the first quarter reinforce confidence in our ability to achieve our long-term Adjusted EBITDA margin targets of 20%-30%, without sacrificing our growth trajectory. Marketing is a discretionary lever that we will use opportunistically to drive increased awareness and trust in our brand, as well as to accelerate the adoption of newer offerings. As a result, we expect some variance in marketing spend quarter-to-quarter, but have high confidence in our ability to drive the ratio of marketing spend to revenue toward our north star of high 30s to low 40s by the end of the decade. 7 Hims & Hers Q1 2024

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Underlying Infrastructure Uniquely Positions us to Satisfy Growing Demand In a short period of time, subscribers utilizing a personalized solution has increased to over 35% of our subscriber base. In the coming years, we expect the vast majority of our subscriber base will be utilizing one or more personalized offerings. We believe that we are uniquely equipped to bring a suite of solutions across each specialty that can: ● Address multiple conditions with a single solution ● Cater to individuals across multiple price points ● Optimize adherence by expanding form-factor options and addressing side effect and efficacy concerns Structured Data and Insights Our model has a few unique components that enable us to do this effectively. First, we utilize a technology platform that allows us to integrate structured data and incorporate direct feedback from consumers and providers into the development of our offerings. Hims & Hers has deep insight into the journey of millions of users across our specialties. This perspective allows us to understand why users adopt certain solutions, why they may switch to another solution, and why they adhere to particular solutions. We are able to leverage this insight to help identify the specific elements and areas of concern that impact our customers the most. Importantly, we also recognize the sensitivity of this data, and we take significant steps to ensure we are keeping data secure, complying with data privacy laws, and being transparent with customers about how we use data. Clinical Excellence and Oversight Secondarily, our team of medical experts oversee this process, and help refine, personalize, and democratize access to solutions, which have historically been available to only the wealthiest segments of society. These medical experts provide clinical expertise on how to best address customer concerns and how our platform insights create opportunities to drive better outcomes. We have medical experts advising each of our core specialties, as well as a panel of experts to help ensure that each offering on our platform aligns with the highest standard of clinical excellence. Scaling Pharmacy and Fulfillment Capabilities Lastly, our affiliated pharmacies enable us to provide access to these unique solutions at increasingly attractive prices. This infrastructure underpins the development and fulfillment of personalized offerings available on our platform, helping ensure production that aligns with the unique needs and specifications of Hims & Hers. From formulation to packaging, every step is tailored to meet the exacting standards of our brand and needs of our customers. Furthermore, these facilities are strategically designed to provide access to these personalized solutions to millions of subscribers at accessible, mass-market prices. 9 Hims & Hers Q1 2024

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Future Investment Will Expand Depth and Breadth of the Portfolio The organic demand levels we are seeing as a result of this ongoing innovation indicates a substantial opportunity in front of us. In order to give ourselves the runway to meet our long-term goals and bring this experience to tens of millions of individuals, we expect investment in our affiliated pharmacies will continue through the next 3 years. This investment in breadth and capacity will help ensure we can continue accelerating penetration through targeted marketing investment, without degradation in the customer experience. We are pleased to have reached a level of scale that positions us to expand automation capabilities through the implementation of robotics and specialized software. We expect this will have a tremendous impact on our ability to offer access to a wide variety of solutions at even more attractive price points. The foundation of our approach continues to center on bringing a spectrum of solutions that our providers can leverage to best meet each individual’s needs. As a result of these expanding capabilities, we will be launching multiple new and exciting solutions on our platform in the coming weeks. We look forward to providing additional information as these solutions come to market. Outlook In alignment with our exceptional first quarter results and the considerable momentum occurring across the business, we are increasing our outlook for 2024. This guidance is firmly based on an ongoing expectation that we will execute across three key priorities through the remainder of the year: ● Evolve personalized solutions in longer tenured offerings and expand offerings in younger specialties.We have begun to see initial progress with our recent launches in Sexual Health and expect to see the pace of innovation within each specialty increase over the next three quarters. ● Drive increasing access to high quality care, fueled by our operational efficiencies. Initiatives in 2023 demonstrated that offering products at increasingly accessible price points not only enables us to capture share, but also unlocks new market opportunities. As we continue to invest and drive efficiency gains throughout our fulfillment processes, we look forward to finding ways to pass value on to customers later this year. ● Leverage our technology assets to helpmore individuals find better outcomes.With our platform eclipsing 1.7M subscribers, the value of our underlying technology continues to increase. By digesting the feedback and insights from each new cohort, we believe we can continue iterating to improve every aspect of the Hims & Hers experience, resulting in customer satisfaction and loyalty that lasts for decades. 11 Hims & Hers Q1 2024

## 2024 Outlook

| ($ millions) | Q2 2024 | FY 2024 |
|---|---|---|
| **Revenue** | **$292 - $297** | **$1,200 - $1,230** |
| YoY growth | 40% - 43% | 38% - 41% |
| **Adj. EBITDA**[1] | **$30 - $35** | **$120 - $135** |
| Adj. EBITDA margin[1] | 10% - 12% | 10% - 11% |

**2024 Underlying Themes**

1. 85%+ long-term retention[2]
2. Expanding portfolio of personalized offerings
3. Strong unit economics with payback period[3] < 1 year
4. Evolving model drives inherent marketing efficiencies

For fiscal year 2024, we now expect to achieve $1.20-$1.23 billion in revenue and $120-$135 million in Adjusted EBITDA. This solid trajectory continues to assume we generate our first full year of positive net income. This updated view also places us firmly on track to eclipse our previously established 2025 targets for revenue and Adjusted EBITDA of $1.2 billion and $100 million, respectively.

Progress against these targets reaffirms our commitment to the overarching mission at Hims & Hers: to help the world feel great through the power of better health. Achieving this ambitious goal demands a steadfast commitment to developing cutting-edge technology, refining operations, fostering clinical excellence, and building a trusted brand. Our company is defined by our transformative approach to health and wellness, underpinned by a long-term perspective and a relentless operational focus.

Drawing on the unmatched expertise and experience of our team, we have created a platform that delivers a seamless and comprehensive customer experience by providing access to an expanding portfolio of personalized solutions at compelling prices. We take pride in how we serve our customers and look forward to extending this exceptional experience to an ever-expanding audience in 2024.

**Andrew Dudum**
CEO and Co-Founder

Note: 2024 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated May 6, 2024. (1) This is a non-GAAP financial measure. Please refer to pages 25 - 28 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income (loss), because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss). See "Non-GAAP Financial Measures" for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers.

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Subscriber and Revenue Growth Top-line trends remained incredibly strong through the first quarter of year, primarily driven by an ongoing expansion in our subscriber base. In the first quarter, total subscribers reached a record high of 1.7 million at the end of the period, growing 41% year-over-year. In the first quarter, revenue grew 46% year-over-year to $278.2 million, driven primarily by growth in online revenue as a result of the increase in subscribers. Online revenue grew 45% in the first quarter to $267.8 million. We also saw Wholesale revenue increase 58% year-over-year to $10.4 million due to new product launches at multiple wholesale partners. We continue to utilize this channel primarily to extend our reach and introduce our brands to a broader audience of consumers. Margin Profile (1) Refer to pages 18-19 for definitions for subscribers and monthly online revenue per subscriber 14 Hims & Hers Q1 2024

First quarter gross margin of 82% increased by nearly 200 basis points year-over-year, and declined modestly relative to the fourth quarter of 2023. Comparisons relative to the prior year continue to reflect our ability to capture economies of scale and harness the power of our operational model, driven in part by increased volume at our Affiliated Pharmacies. We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. On a GAAP basis, first quarter Marketing expenses decreased from 51% to 47% of revenue year-over-year. On a non-GAAP basis, Marketing expenses decreased from 50% to 46% of revenue. During the first quarter of 2024, we achieved significant Marketing leverage as we benefited from efficiencies related to new personalized product launches as well as improving organic customer acquisition trends. GAAP Operations and support expenses were relatively flat at 14% of revenue in the first quarter. On a non-GAAP basis, Operations and support expenses were flat at 13% of revenue. Relative to the prior year, we saw investments made across staffing, fulfillment, and processing largely keep pace with revenue growth in order to accommodate higher volume through our Affiliated Pharmacies. Technology and development expenses during the first quarter were largely flat as a percentage of revenue relative to the prior year. GAAP Technology and development expenses were 6% of revenue. On a non-GAAP basis, Technology and development expenses were 5% of revenue in the first quarter. (1) Please refer to page 25-28 for reconciliation to the corresponding US GAAP financial measure 15 Hims & Hers Q1 2024

Investments here remained focused on increasing the talent required to evolve our personalized offerings, while also expanding our machine learning and data science organizations to equip providers with the ability to efficiently pair consumers with the right offerings. Relative to the prior year, GAAP General and administrative expenses decreased from 16% to 12% of revenue in the first quarter. On a non-GAAP basis, General and administrative expenses decreased from 10% to 8% of revenue in the first quarter. We continue to drive significant leverage on General and Administrative expenses as a result of solid execution and disciplined expense management. As a result of these trends we generated GAAP net income of $11.1 million in the first quarter, improving significantly from the $10.1 million loss in the prior year period. First quarter net income as a percent of revenue was 4.0%, an increase of over 9 percentage points year-over-year. As our business continues to scale, we remain committed to a disciplined and efficient approach toward growth investment. This has been crucial to our strategy thus far and has enabled us to drive meaningful expansion in Adjusted EBITDA margins over the past two years. In the first quarter, Adjusted EBITDA increased by $26.3 million year-over-year to $32.3 million. (1) This is a non-GAAP financial measure. Please refer to pages 25 - 28 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 16 Hims & Hers Q1 2024

Cash Flow and Balance Sheet In the first quarter, net cash provided by operating activities was $25.8 million, an increase of 172% year-over-year. Free cash flow in the first quarter was $11.9 million, an increase of 70% year-over-year. The year-over-year increase in both was primarily driven by revenue and subscriber growth as well as improved net income margins. At the end of the first quarter, we had $204 million of cash, cash equivalents, and short-term investments and no debt on our balance sheet. In November of 2023, we announced a new share repurchase authorization of up to $50 million of our Class A common stock. During the first quarter, we repurchased approximately $28 million of Class A common stock and have now repurchased a total of approximately $30 million under this authorization. The share repurchase program has enabled us to capitalize on moments of disconnect between market value of our common stock and what we believe is the intrinsic value. (1) This is a non-GAAP financial measure. Please refer to pages 25 - 28 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 17 Hims & Hers Q1 2024

Conference Call Hims & Hers will host a conference call to review first quarter 2024 results on May 6, 2024, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. “Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. Wholesale Revenue also includes non-prescription product sales to third-party platforms through consignment arrangements. In addition to being revenue generative and profitable, wholesale partnerships and consignment arrangements have the added benefit of generating brand awareness with new customers in physical environments and on third-party platforms. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel Subscriptions in between billing periods to stop receiving additional 18 Hims & Hers Q1 2024 products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services. “Monthly Online Revenue per Average Subscriber” is defined as Online Revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “project,” “confidence,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our medium- and long-term financial targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, and our infrastructure, and the underlying assumptions with respect to the foregoing; statements relating to events and trends relevant to us, including with respect to our financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions, changes in our product or offering mix, the timing and market acceptance of any new products or offerings, the success of our business model, our market opportunity, our ability to scale our business, the growth of certain of our specialties, our ability to innovate on and expand the scope of our offerings and experiences, our ability to reinvest into the customer experience, and our ability to comply with the extensive, complex and evolving regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). 19 Hims & Hers Q1 2024

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The forward-looking statements contained in this letter are made only as of May 6, 2024. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 20 Hims & Hers Q1 2024

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) March 31, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $105,237 $96,663 Short-term investments 98,355 124,318 Inventory 29,826 22,464 Prepaid expenses and other current assets 28,316 21,608 Total current assets 261,734 265,053 Restricted cash 856 856 Goodwill 110,881 110,881 Property, equipment, and software, net 45,212 36,143 Intangible assets, net 17,863 18,574 Operating lease right-of-use assets 11,422 9,588 Other long-term assets 138 91 Total assets $448,106 $441,186 Liabilities and stockholders’ equity Current liabilities: Accounts payable $43,919 $43,070 Accrued liabilities 26,714 28,972 Deferred revenue 13,735 7,733 Earn-out payable 7,412 7,412 Operating lease liabilities 1,544 1,281 Total current liabilities 93,324 88,468 Operating lease liabilities 10,279 8,667 Other long-term liabilities 21 22 Total liabilities 103,624 97,157 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 206,033,630 and 205,104,120 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of March 31, 2024 and December 31, 2023 21 21 Additional paid-in capital 701,670 712,307 Accumulated other comprehensive loss (162) (124) Accumulated deficit (357,047) (368,175) Total stockholders’ equity 344,482 344,029 Total liabilities and stockholders’ equity $448,106 $441,186 21 Hims & Hers Q1 2024

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In thousands, except share and per share data, unaudited) Threemonths ended March 31, 2024 2023 Revenue $278,171 $190,770 Cost of revenue 49,076 37,345 Gross profit 229,095 153,425 Gross margin % 82% 80 % Operating expenses: 1 Marketing 130,553 97,245 Operations and support 38,747 26,182 Technology and development 15,324 10,748 General and administrative 34,568 30,513 Total operating expenses 219,192 164,688 Income (loss) from operations 9,903 (11,263) Other income (expense): Change in fair value of liabilities — (295) Other income, net 2,500 1,877 Total other income, net 2,500 1,582 Income (loss) before income taxes 12,403 (9,681) Provision for income taxes (1,275) (386) Net income (loss) 11,128 (10,067) Other comprehensive (loss) income (38) 166 Total comprehensive income (loss) $11,090 $(9,901) Net income (loss) per share attributable to common stockholders: Basic $0.05 $(0.05) Diluted $0.05 $(0.05) Weighted average shares outstanding: Basic 213,452,092 207,140,298 Diluted 229,364,585 207,140,298 (1) Includes stock-based compensation expense as follows (in thousands): Threemonths ended March 31, 2024 2023 Marketing $1,904 $996 Operations and support 2,155 1,154 Technology and development 2,205 1,461 General and administrative 12,768 10,556 Total stock-based compensation expense $19,032 $14,167 22 Hims & Hers Q1 2024

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Threemonths ended March 31, 2024 2023 Operating activities Net income (loss) $11,128 $(10,067) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 3,001 2,117 Stock-based compensation 19,032 14,167 Change in fair value of liabilities — 295 Net accretion on securities (1,077) (1,041) Impairment of long-lived assets 75 429 Non-cash operating lease cost 574 448 Non-cash acquisition-related costs — 566 Non-cash other 408 124 Changes in operating assets and liabilities: Inventory (7,362) 865 Prepaid expenses and other current assets (6,708) (4,984) Other long-term assets (47) 5 Accounts payable 3,602 3,955 Accrued liabilities (2,258) 1,673 Deferred revenue 6,002 1,394 Operating lease liabilities (532) (436) Net cash provided by operating activities 25,838 9,483 Investing activities Purchases of investments (70,700) (40,687) Maturities of investments 97,700 39,084 Investment in website development and internal-use software (3,377) (1,875) Purchases of property, equipment, and intangible assets (10,581) (635) Net cash provided by (used in) investing activities 13,042 (4,113) Financing activities Proceeds from exercise of vested stock options 5,070 245 Payments for taxes related to net share settlement of equity rewards (7,314) (3,657) Repurchases of common stock (28,064) — Net cash used in financing activities (30,308) (3,412) Foreign currency effect on cash and cash equivalents 2 15 Increase in cash, cash equivalents, and restricted cash 8,574 1,973 Cash, cash equivalents, and restricted cash at beginning of period 97,519 47,628 Cash, cash equivalents, and restricted cash at end of period $106,093 $49,601 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $105,237 $48,745 Restricted cash 856 856 Total cash, cash equivalents, and restricted cash $106,093 $49,601 Supplemental disclosures of cash flow information Cash paid for taxes $126 $286 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $594 $1,290 Right-of-use asset obtained in exchange for lease liability 2,174 — 23 Hims & Hers Q1 2024

24 Hims & Hers Q1 2024

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, depreciation and amortization, income taxes, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses, and (ii) transaction professional services), impairment of long-lived assets, change in fair value of liabilities, and interest income. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income (loss) and other U.S. GAAP results. 25 Hims & Hers Q1 2024

# Net Income (Loss) to Adjusted EBITDA Reconciliation

(In thousands, unaudited)

| | Q2 '22 | Q3 '22 | Q4 '22 | Q1 '23 | Q2 '23 | Q3 '23 | Q4 '23 | Q1 '24 |
|---|---|---|---|---|---|---|---|---|
| Revenue | $113,563 | $144,836 | $167,203 | $190,770 | $207,912 | $226,699 | $246,619 | $278,171 |
| Net income (loss) | (19,679) | (18,840) | (10,907) | (10,067) | (7,157) | (7,567) | 1,245 | 11,128 |
| Stock-based compensation | 10,632 | 10,979 | 12,350 | 14,167 | 16,845 | 17,277 | 17,791 | 19,032 |
| Depreciation and amortization | 1,821 | 1,902 | 2,010 | 2,117 | 2,377 | 2,363 | 2,658 | 3,001 |
| Provision (benefit) for income taxes | 12 | (16) | (121) | 386 | (13) | 651 | 951 | 1,275 |
| Acquisition and transaction-related costs | 150 | (191) | 1,117 | 646 | 583 | 1,280 | 507 | 376 |
| Impairment of long-lived assets | – | 1,127 | – | 429 | – | – | – | 75 |
| Change in fair value of liabilities | (121) | (450) | 942 | 295 | 173 | 588 | 19 | – |
| Interest income | (356) | (607) | (1,472) | (1,913) | (2,173) | (2,342) | (2,601) | (2,540) |
| Adjusted EBITDA | $(7,541) | $(6,096) | $3,919 | $6,060 | $10,635 | $12,250 | $20,570 | $32,347 |
| Net income (loss) as a % of revenue | -17.3 % | -13.0 % | -6.5 % | -5.3 % | -3.4 % | -3.3 % | 0.5 % | 4.0 % |
| Adjusted EBITDA margin | -6.6 % | -4.2 % | 2.3 % | 3.2 % | 5.1 % | 5.4 % | 8.3 % | 11.6 % |

26

Hims & Hers Q1 2024

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Marketing Expense 2024 2023 Total GAAP Marketing Expense $130,553 $97,245 Less: Stock-based compensation (1,904) (996) Non-GAAP Marketing Expense $128,649 $96,249 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2024 2023 Total GAAP Operations and support Expense $38,747 $26,182 Less: Stock-based compensation (2,155) (1,154) Non-GAAP Operations and support Expense $36,592 $25,028 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2024 2023 Total GAAP Technology and development Expense $15,324 $10,748 Less: Stock-based compensation (2,205) (1,461) Non-GAAP Technology and development Expense $13,119 $9,287 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2024 2023 Total GAAP General and administrative Expense $34,568 $30,513 Less: Stock-based compensation (12,768) (10,556) Non-GAAP General and administrative Expense $21,800 $19,957 27 Hims & Hers Q1 2024

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash provided by (used in) operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by (used in) operating activities and other U.S. GAAP results.

## Net Cash Provided By (Used In) Operating Activities to Free Cash Flow Reconciliation

(In thousands, unaudited)

| | Q2 '22 | Q3 '22 | Q4 '22 | Q1 '23 | Q2 '23 | Q3 '23 | Q4 '23 | Q1 '24 |
|---|---|---|---|---|---|---|---|---|
| Net cash provided by (used in) operating activities | $(6,394) | $5,985 | $(6,719) | $9,483 | $16,826 | $25,191 | $21,983 | $25,838 |
| Less: purchases of property, equipment, and intangible assets in investing activities | (176) | (1,038) | (1,400) | (635) | (4,677) | (3,277) | (8,631) | (10,581) |
| Less: investment in website development and internal-use software in investing activities | (1,200) | (923) | (1,213) | (1,875) | (2,187) | (2,643) | (2,567) | (3,377) |
| Free Cash Flow | $(7,770) | $4,024 | $(9,332) | $6,973 | $9,962 | $19,271 | $10,785 | $11,880 |

## Contacts:

### Investor Relations

Bill Newby
Investors@forhims.com

### Media Relations

Abby Reisinger
Press@forhims.com

28 Hims & Hers Q1 2024

29 Hims & Hers Q1 2024